                                                                    EXHIBIT 11.1
                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

                                                                                Three Months             Six Months
                                                                               Ended June 30,          Ended June 30,
                                                                            ----------------------  ----------------------
                                                                              1999        1998        1999        1998
                                                                            ----------  ----------  ----------  ----------
BASIC EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                    40,939      44,370      41,668      40,115
                                                                            ==========  ==========  ==========  ==========
       Basic Earnings Per Share                                             $    0.33   $    0.33   $    0.96   $    0.83
                                                                            ==========  ==========  ==========  ==========

DILUTED EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                    40,939      44,370      41,668      40,115
 Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                                    452         387         414         414
       Minority Interest Units                                                    634       2,680       2,646       2,587
                                                                            ----------  ----------  ----------  ----------
 Weighted Average Common Shares Outstanding, as Adjusted                       42,025      47,437      44,728      43,116
                                                                            ==========  ==========  ==========  ==========
       Diluted Earnings Per Share                                           $    0.32   $    0.31   $    0.94   $    0.79
                                                                            ==========  ==========  ==========  ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION:
 Net Income                                                                 $  15,878   $  16,993   $  47,108   $  40,208
 Less: Preferred Share Dividends                                                2,343       2,343       7,029       7,029
                                                                            ----------  ----------  ----------  ----------
 Net Income to Common Shareholders                                             13,535      14,650      40,079      33,179
        (Basic Earnings Per Share Computation)
 Minority Interest                                                                             59       1,850       1,043
                                                                            ----------  ----------  ----------  ----------
 Net Income to Common Shareholders, as Adjusted
        (Diluted Earnings Per Share Calculation)                            $  13,535   $  14,709   $  41,929   $  34,222
                                                                            ==========  ==========  ==========  ==========

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